As filed with the Securities and Exchange Commission on June 17, 2011.

Registration No. 333-160616

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TOMOTHERAPY INCORPORATED

(Exact name of registrant as specified in its charter)

Wisconsin	39-1914727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Accuray Incorporated

1310 Chesapeake Terrace

Sunnyvale, California 94089
(Address of Principal Executive Offices)

TomoTherapy Incorporated 2007 Employee Stock Purchase Plan
TomoTherapy Incorporated 2007 Equity Incentive Plan

(Full Title of the Plan)

Euan S. Thomson, Ph.D

Chief Executive Officer

Accuray Incorporated

1310 Chesapeake Terrace

Sunnyvale, California 94089

(408) 716-4600

(Name, address, including zip code, and telephone number

including area code, of agent for service)

Copy to:

Stephen W. Fackler, Esq.
Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

(650) 849-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

TomoTherapy Incorporated, a Wisconsin corporation (“TomoTherapy”), registered 650,000 shares of its Common Stock, $0.01 par value per share (“Common Stock”) for issuance under the TomoTherapy Incorporated 2007 Employee Stock Purchase Plan (the “ESPP Plan”) and 5,033,334 shares of Common Stock for issuance under the TomoTherapy Incorporated 2007 Equity Incentive Plan (the “2007 Plan”) pursuant to a Registration Statement on Form S-8 (File No. 333-160616) filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2009 (the “Registration Statement”).  On June 10, 2011, Jaguar Acquisition, Inc., a Wisconsin corporation and a wholly owned subsidiary of Accuray Incorporated, a Delaware corporation (“Accuray”), merged with and into TomoTherapy, with TomoTherapy surviving the Merger as a wholly owned subsidiary of Accuray. As a result, TomoTherapy has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by TomoTherapy in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock that remain unsold at the termination of the offering, this amendment to the Registration Statement is filed to remove from registration 5,151,366 shares of Common Stock registered under the Registration Statement that remain unsold, which includes 118,032 shares of Common Stock in connection with the ESPP Plan and 5,033,334 shares of Common Stock in connection with the 2007 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TomoTherapy certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on June 16, 2011.

TOMOTHERAPY INCORPORATED

By:	/s/ Darren J. Milliken
Name:	Darren J. Milliken
Title:	Senior Vice President and General Counsel